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                                                                      EXHIBIT 11


               ALPHA TECHNOLOGIES GROUP, INC., AND SUBSIDIARIES

                      COMPUTATION OF NET INCOME PER SHARE
            For the Years Ended October 27, 1996, October 26, 1997
                             And October 25, 1998

                     (In Thousands, Except per Share Date)

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                                                                       Year Ended
                                                        ------------------------------------------
                                                        October 27,     October 26,    October 25,
                                                            1996           1997           1998
                                                        ----------      -----------    -----------
Shares:
  Weighted average common shares outstanding                6,278          6,682          6,754
  Net common shares issuable on exercise of
        stock options                                          --             --             --
                                                          -------        -------        -------
Weighted average common and common equivalent
   shares outstanding                                       6,278          6,682          6,754
                                                          =======        =======        =======

Loss before income from discontinued operation            $  (617)       $(4,016)       $(2,783)
Gain on sale of discontinued operation                         --            610             --
Income from discontinued operation                            318             54             --
                                                          -------        -------        -------
Net loss                                                  $  (299)       $(3,352)       $(2,783)
                                                          =======        =======        =======
Basic net loss per common and common
   equivalent share:
Loss before income from discontinued operation            $ (0.10)       $ (0.60)       $ (0.41)
Gain on sale of discontinued operation                         --           0.09             --
Income from discontinued operation                            .05           0.01             --
                                                          -------        -------        -------
   Basic net loss                                         $ (0.05)       $ (0.50)       $ (0.41)
                                                          =======        =======        =======
Diluted net loss per common and common
   equivalent share:
Loss before income from discontinued operation            $ (0.10)       $ (0.60)       $ (0.41)
Gain on sale of discontinued operation                         --           0.09             --
Income from discontinued operation                            .05           0.01             --
                                                          -------        -------        -------
   Diluted net loss                                       $ (0.05)       $ (0.50)       $ (0.41)
                                                          =======        =======        =======
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